Chachas Law Group P.C. Attorneys at Law 2445 Fifth Avenue, Suite 440 San Diego, California 92101	Telephone: (619) 239-2900 Facsimile: (619) 239-2990

October 20, 2008

Board of Directors
Auto Star, Inc.
1338 Foothill Drive
Salt Lake City, Utah 84108

Re:           Auto Star, Inc.
Registration Statement on Form S-1

Gentlemen:

We have been engaged by Auto Star, Inc. (the "Company") to render our opinion respecting the legality of certain securities to be offered and sold pursuant to the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the "Registration Statement").  Capitalized terms used but not defined herein have the same meanings as set forth in the Registration Statement.

In connection with this engagement, we have examined the following:

(1)    Articles of incorporation of the Company, as amended as of the date hereof and as included in the exhibits to the Registration Statement;

(2)    By-laws of the Company, as amended as of the date hereof and as included in the exhibits to the Registration Statement;

(3)    The Registration Statement, including the financial statements of the Company contained therein; and

(4)    Minutes of the Company's board of directors and shareholders or written consents of the Company's board of directors or shareholders in lieu thereof.

We have examined such other corporate records and documents and have made such other examination as we deemed relevant. In rendering this opinion, we have assumed (a) the genuineness of all signatures on all documents not executed in our presence, (b) the authenticity of all documents submitted to us as originals, (c) the conformity to authentic original documents of all documents submitted to us as certified or conformed copies, and (d) the corporate minute books, stockholder records, and similar information furnished to us, and on which we have relied, are true, correct, and complete. None of the factual matters or assumptions on which our opinion is based is, to our knowledge, false in any respect as it relates to the opinion below.

Based upon the above examination, we are of the opinion that the common stock to be sold pursuant to the Registration Statement is or will be, when issued, legally issued, fully paid, and nonassessable under Utah law.

This firm consents to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

This opinion is rendered to you for use solely in connection with the Registration Statement and the consummation of the transactions contemplated therein. This opinion may not be relied on by any other person or used for any other purpose without the express written consent of the undersigned.

Sincerely,

Chachas Law Group, P.C.

George G. Chachas